UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

August 25, 2026

Date of Report (Date of Earliest Event Reported)

Victory Capital Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38388	32-0402956
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

15935 La Cantera Parkway; San Antonio, TX	78256
(Address of principal executive offices)	(Zip Code)

(216) 898-2400

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.01	VCTR	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Merger Agreement

On August 25, 2026, Victory Capital Holdings, Inc., a Delaware corporation (the “Company”), Fortify Holdings 1, Inc., a Delaware corporation (“Merger Sub 1”), Fortify Holdings 2, LLC, a Delaware limited liability company (“Merger Sub 2”), GC Ferry Parent, L.P., a Delaware limited partnership (“Seller”), and GC Ferry Holdings, Inc., a Delaware corporation (“First Eagle”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). At the closing of the transactions contemplated by the Merger Agreement (the “Closing”), the Company will acquire First Eagle by means of a two-step merger whereby Merger Sub 1 will merge with and into the Company, with the Company continuing as the surviving corporation, followed by the merger of the Company with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving limited liability company.

At the Closing, as consideration for the contemplated transactions under the Merger Agreement, the Company will pay and/or issue, as applicable, to Seller a combination of (a) cash, (b) newly issued shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”), representing 4.9% of the Company’s total outstanding Company Common Stock immediately following the Closing, and (c) newly issued shares of a new class of non-voting convertible preferred stock, par value $0.01 per share, of the Company, which will be designated as Series B Non-Voting Convertible Preferred Stock (“Company Convertible Preferred Stock”). Seller is majority owned by affiliates of Genstar Capital Management, LLC (collectively, “Genstar”), with the balance of Seller owned by members of First Eagle management. The purchase price is subject to customary adjustments for First Eagle’s indebtedness, cash, working capital and unpaid transaction expenses. The purchase price is also subject to adjustment if Seller does not obtain client consents relating to the assignment of investment advisory contracts or the approval of new investment advisory contracts (as applicable, the “Client Consents”) representing revenues from clients equal to at least 92.5% of the Base Revenue Run-Rate (as defined in the Merger Agreement). The purchase price is also subject to a customary post-Closing adjustment as well as a true-up payment in respect of Client Consents obtained in the one-year period following the Closing.

The Closing is subject to certain conditions, including (i) the expiration or termination of the required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) the attainment of certain other regulatory approvals and authorizations, (iii) the absence of certain legal restraints preventing the consummation of the contemplated transactions, (iv) Client Consents at Closing representing at least 75% of the Base Revenue Run-Rate, (v) the accuracy of the parties’ respective representations and warranties contained in the Merger Agreement (subject to customary materiality thresholds), (vi) the material performance of the parties’ respective covenants contained in the Merger Agreement, and (vii) the absence of any Material Adverse Effect (as defined in the Merger Agreement).

The parties have made customary representations and warranties, and agreed to customary covenants, in the Merger Agreement, including regarding (i) the conduct of First Eagle and the Company’s respective businesses during the pre-Closing period and (ii) subject to certain qualifications as set forth in the Merger Agreement, the parties’ use of their respective reasonable best efforts to effect the expiration or termination of the required waiting period under the HSR Act, obtain all other required regulatory approvals and otherwise consummate the transactions contemplated by the Merger Agreement as promptly as practicable.

The Merger Agreement may be terminated under certain circumstances, including by mutual agreement or by either party (i) if the Closing has not occurred on or before May 25, 2027 (subject to extension as contemplated by the Merger Agreement), (ii) in the event of certain breaches by the other party of its representations, warranties or covenants in the Merger Agreement, which breach would give rise to the failure of a closing condition, or (iii) in the event a final, non-appealable order prohibits the contemplated transactions under the Merger Agreement.

The issuance of the shares of the Company Common Stock and the Company Convertible Preferred Stock is subject to the approval of the Company stockholders by affirmative vote of the Company stockholders representing a majority of the Company Common Stock present in person or by proxy and entitled to vote on such matter at a special meeting of the stockholders to be held to consider such proposals. In the event the Company does not obtain such stockholder approval, the share consideration described above would be adjusted such that the shares of Company Common Stock and Company Convertible Preferred Stock issued to Seller will be subject to a cap of 19.9% of the total outstanding Company Common Stock as of the close of business as of immediately prior to the Closing Date and Seller will instead receive the balance of the share consideration in a number of newly issued shares of a new class of cumulative perpetual preferred stock, par value $0.01 per share, of the Company (“Company Perpetual Preferred Stock”).

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1, and is incorporated herein by reference. The Merger Agreement has been attached hereto to provide investors with information regarding its terms. The Merger Agreement is not intended to provide any other factual information about the Company, Seller, First Eagle or the other parties thereto. In particular, the assertions embodied in the representations and warranties in the Merger Agreement were made as of a specified date, are modified or qualified by information in confidential disclosure schedules provided by each party to the other in connection with the Merger Agreement, may be subject to a contractual standard of materiality different from what might be viewed as material to the Company’s stockholders, or may have been used for the purpose of allocating risk between the parties. Accordingly, the representations and warranties in the Merger Agreement are not necessarily characterizations of the actual state of facts about the Company, Seller or First Eagle at the time they were made or otherwise and should only be read in conjunction with the other information that the Company makes publicly available in reports, statements and other documents filed with the SEC.

Shareholder Agreement

At the Closing, the Company, Seller and Genstar will enter into a shareholder agreement (the “Shareholder Agreement”), pursuant to which, among other things, Seller (or, if the share consideration is distributed to the equityholders of Seller in accordance with the Shareholder Agreement, Genstar) will be (i) granted certain resale shelf and piggyback registration rights in respect of the Company Common Stock and any shares of Company Common Stock issuable by the Company upon the conversion of the Company Convertible Preferred Stock, in each case, to the extent the Company Convertible Preferred Stock and Company Common Stock was issued to Seller under the Merger Agreement (such shares of Company Common Stock and Company Convertible Preferred Stock, the “Acquired Shares”) or acquired pursuant to Seller’s participation rights under the Shareholder Agreement and (ii) entitled to nominate two members of the Board for so long as it holds at least 50% of the Holder’s Share Amount (as defined in the Shareholder Agreement) (without giving effect to certain sales by Seller and/or Genstar) and one member of the Board for so long as it holds at least 33% of the Holder’s Share Amount (without giving effect to certain sales by Seller and/or Genstar).

In addition, for a period of three years following the Closing, Seller and Genstar will be subject to a customary “lock-up” of the Acquired Shares (subject to certain exceptions, including transfers to permitted transferees) and a standstill, which among other things, prohibits Seller from acquiring additional equity securities of the Company (subject to certain exceptions) in excess of 4.9% of the Company’s equity securities. Subject to certain exceptions, after the three-year standstill period, Seller and Genstar will be prohibited from acquiring voting securities of the Company in excess of 24.9% of the voting securities of the Company.

The Shareholder Agreement also provides for participation rights for the benefit of Seller and/or Genstar in connection with certain issuances of equity securities of the Company.

Series B Non-Voting Convertible Preferred Stock Certificate of Designation

At the Closing, the shares of Company Convertible Preferred Stock issued to Seller under the Merger Agreement will be issued pursuant to the terms of a Certificate of Designations, Powers, Preferences and Rights of Series B Non-Voting Convertible Preferred Stock of the Company (the “Series B Certificate of Designations”), to be filed with the Delaware Secretary of State prior to the Closing. Except as otherwise provided by applicable law or Series B Certificate of Designations, the holders of the Company Convertible Preferred Stock will not have voting rights (other than specified approval rights with respect to certain actions by the Company).

The Company Convertible Preferred Stock is economically equivalent to the Company Common Stock (including with respect to dividends), except that, upon liquidation of the Company (but not a consolidation, merger or reorganization), holders of the Company Convertible Preferred Stock would be entitled to a liquidation preference equal to $0.01 per share, plus the amount of any declared but unpaid dividends thereon as of the applicable date.

The shares of Company Convertible Preferred Stock are not convertible to shares of Company Common Stock at the option of the holder. Upon transfers to an unaffiliated third party, the shares of Company Convertible Preferred Stock so transferred will automatically convert into shares of Company Common Stock in the hands of the transferee; provided, that, any such transfer must be in accordance with the Shareholder Agreement.

Credit Facilities Commitment Letter

In connection with entering into the Merger Agreement, on August 25, 2026, the Company entered into a commitment letter (the “Credit Facilities Commitment Letter”) with Bank of America, N.A. (“Bank of America”), BofA Securities, Inc. (“BofA Securities” and, together with Bank of America, “BofA”), Royal Bank of Canada (“Royal Bank”) and RBC Capital Markets (“RBCCM” and, together with Royal Bank, “RBC”; RBC, together with BofA, the “Commitment Parties”), pursuant to which the Commitment Parties have committed to provide, and have agreed to arrange and syndicate, (a) a new seven-year senior secured first lien incremental term loan facility (the “Incremental Term Loan Facility”) in an aggregate principal amount of up to $3.5 billion, (b) a new five-year senior secured first lien revolving credit facility (the “New Revolving Facility”) in an aggregate principal amount of up to $200.0 million and (c) a senior secured bridge loan facility (the “Secured Bridge Facility” and, together with the Incremental Term Loan Facility and the New Revolving Facility, the “Credit Facilities”) in an aggregate principal amount of up to $950.0 million, which Secured Bridge Facility will be reduced by the gross cash proceeds of any senior secured notes (the “Secured Notes”) issued on or prior to the Closing. The Incremental Term Loan Facility and the New Revolving Facility will be documented as incremental facilities under the Company’s existing Credit Agreement, dated as of July 1, 2019 (as amended, supplemented or otherwise modified from time to time, the “Existing Credit Agreement”), among the Company, the lenders and other financial institutions from time to time party thereto and Bank of America, N.A., as administrative agent.

Proceeds of the Incremental Term Loan Facility will be used, together with the proceeds of the Secured Bridge Facility (or any Secured Notes issued in lieu thereof), the proceeds of any borrowings under the New Revolving Facility on the Closing date (to the extent such borrowings are permitted on the Closing date) and cash on hand at the Company, First Eagle and/or their respective subsidiaries, to finance the acquisition and the payment of any fees, commissions and expenses in connection therewith. The availability of the Credit Facilities is subject to the satisfaction of certain customary conditions precedent.

Cumulative Perpetual Preferred Stock Certificate of Designation

At the Closing, if issued pursuant to the terms of the Merger Agreement, Company Perpetual Preferred Stock issued to Seller will be issued pursuant to the terms of a Certificate of Designations, Powers, Preferences and Rights of Cumulative Perpetual Preferred Stock of the Company (the “Cumulative Preferred Certificate of Designations”), to be filed with the Delaware Secretary of State prior to the Closing. Except as otherwise provided by applicable law or the Cumulative Preferred Certificate of Designations, the holders of the Company Perpetual Preferred Stock will not have voting rights (other than specified approval rights with respect to certain actions by the Company).

The Company Perpetual Preferred Stock will rank senior to the Company Common Stock, Company Convertible Preferred Stock and the Company’s Series A Non-Voting Convertible Preferred Stock, par value $0.01 per share (including with respect to dividends). The Company may, at its option, redeem all or any portion of the outstanding shares of Company Perpetual Preferred Stock at any time following the closing date at the liquidation preference plus accrued and unpaid dividends. Upon a change of control of the Company, either the Company or holders of the Company Perpetual Preferred Stock may redeem Company Perpetual Preferred Stock at the liquidation preference plus accrued and unpaid dividends.

Holders of the Company Perpetual Preferred Stock will be entitled to receive cumulative dividends that will initially accrue at a rate of 8.0% per annum on the then-current liquidation preference (initially $1,000 per share). The dividend rate will automatically increase by 1.0% per annum on each anniversary of the closing date for so long as the Company Perpetual Preferred Stock remains outstanding, subject to a maximum rate of 15.0% per annum. Dividends are payable quarterly in arrears and any accumulated and unpaid dividends that are not declared and paid in cash will be added to the liquidation preference.

Item 3.02.	Unregistered Sales of Equity Securities.

The information under Item 1.01 of this Current Report on Form 8-K with respect to the issuance of the shares of Company Common Stock, Company Convertible Preferred Stock and Company Perpetual Preferred Stock, if applicable, to Seller pursuant to the terms of the Merger Agreement is incorporated herein by reference. Such shares to be issued to Seller as consideration under the Merger Agreement will be issued to Seller in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Rule 506 under the Securities Act.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

2.1	Agreement and Plan of Merger, dated August 25, 2026, by and among Victory Capital Holdings, Inc., Fortify Holdings 1, Inc., Fortify Holdings 2, LLC, GC Ferry Parent, L.P. and GC Ferry Holdings, Inc.*

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules have been omitted. The Company agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.

Forward Looking Statements

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other applicable U.S. federal and non-U.S. securities laws. Forward-looking statements can be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “will,” “would,” “could,” “should,” “may” and similar expressions, or by discussions of strategy, objectives or future performance. These statements include, without limitation, statements regarding the expected timing and completion of the proposed acquisition of First Eagle; the anticipated benefits of the transaction, including expected net expense synergies, earnings accretion, revenue, Adjusted EBITDA, Adjusted EBITDA margin, fee rate, organic growth and net flows; pro forma financial, operating and asset under management metrics; the Company’s expected capital structure, indebtedness, net leverage and pace of de-levering; the expected treatment of First Eagle’s investment teams, brands, products and platforms following closing; statements regarding the Company’s longer-term growth objectives; and the future performance of the combined company. Forward-looking statements are not historical facts. They reflect the Company’s current expectations, estimates and assumptions, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies that are difficult to predict, and are not guarantees of future performance. Actual results may differ materially.

Although it is not possible to identify all such risks and factors, they include, among others: the risk that one or more conditions to closing is not satisfied and that the transaction is not completed on the anticipated timeline or at all, including the failure to obtain required regulatory approvals or required client and fund board consents; the risk that the merger agreement is terminated; the risk that the Company’s shareholders do not approve the issuance of equity in connection with the transaction; dilution to existing shareholders resulting from the issuance of common stock and non-voting convertible preferred stock, including on a fully diluted, as-converted basis; risks relating to the financing of the transaction, including the availability, cost and terms of debt financing, prevailing interest rates, the Company’s ability to syndicate the financing on expected terms, the substantial increase in the Company’s indebtedness, restrictions imposed by the terms of that indebtedness, and the Company’s ability to de-lever on the anticipated timeline; the possibility of adverse changes in the Company’s credit ratings; the risk that anticipated net expense synergies are not realized in the amounts or within the timeframe expected, or at all, and that the costs to achieve them exceed current estimates; risks relating to integration, including the diversion of management attention, the retention of key investment professionals, distribution personnel and other employees, the retention of clients and assets, the integration of operations, technology and administrative functions, and decisions regarding branding and the rationalization of products, strategies or teams; the fact that financial and operating information regarding First Eagle used in preparing the estimates in this press release is derived from a privately held company, has not been independently verified or audited, and is based in part on representations of First Eagle’s management and on the Company’s due diligence, which may prove incomplete or inaccurate; risks relating to investment performance and net client cash flows, including that historical net flows, investment performance and Morningstar ratings are not indicative of future results and that ratings and rankings are subject to change; the sensitivity of assets under management, revenue and earnings to conditions in the financial markets and to changes in interest rates, credit spreads and asset valuations; the Company’s dependence on third-party distribution relationships, including its global distribution arrangements; competitive pressure and ongoing consolidation in the asset management industry; the incurrence of significant transaction, financing and integration expenses; the risk of litigation or regulatory proceedings relating to the transaction; general economic, market, geopolitical and regulatory conditions; and the other risks and factors described under “Risk Factors” and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, its subsequent Quarterly Reports on Form 10-Q, and its other filings with the U.S. Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which it is made. Except as required by law, the Company assumes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Important Additional Information and Where to Find It

This communication is being issued in connection with the proposed acquisition of First Eagle by the Company. In connection with the transaction, the Company intends to file a proxy statement and certain other documents regarding the transaction with the SEC. The definitive version of the proxy statement (if and when available) will be mailed to the Company’s stockholders.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS.

Investors and security holders may obtain, free of charge, copies of the proxy statement (when available) and other documents filed with the SEC through the website maintained by the SEC at www.sec.gov or the investor relations section of the Company’s website at https://ir.vcm.com.

Participants in the Solicitation

The Company and certain of its directors, executive officers and other employees may be deemed to be “participants” in the solicitation of proxies from the Company’s stockholders with respect to the special meeting of stockholders that will be held to consider and vote upon the approval of the share issuance in connection with the proposed transaction. Additional information regarding the identity of the participants, and their respective direct and indirect interests in the transaction, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the transaction (if and when they become available). Information relating to the Company’s executive officers and directors can also be found in the Company’s proxy statement for its 2026 annual meeting of stockholders filed with the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VICTORY CAPITAL HOLDINGS, INC.

By:	/s/ Nina Gupta
	Name:	Nina Gupta
	Title:	Chief Legal Officer

Date: August 31, 2026